Exhibit 10.26

Independent Director Compensation Policy
of
Myovant Sciences Ltd. (this “Policy”)
(effective April 1, 2018)
Independent directors of Myovant Sciences, Ltd. (the “Company”) are compensated for service on the Board of Directors of the Company (the “Board”) through a combination of cash retainer and equity grants. In addition, the Company reimburses directors for reasonable expenses incurred in serving as a director.
Cash Compensation
As of April 1, 2018, annual retainers are paid in the following amounts to independent directors:

Annual Retainer, all Independent Directors	$40,000
Additional Annual Retainer for Non-Executive Chairman	$30,000
Additional Annual Retainer for Lead Independent Director	$15,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	$15,000
Compensation Committee	$10,500
Nominating and Corporate Governance Committee	$7,500
Additional Annual Retainer for Committee Members:
Audit Committee	$7,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter, but in no event more than thirty (30) days after the end of such quarter.
Equity Compensation
Upon initial election to the Board, each independent director is entitled to receive an initial option grant to purchase 45,000 common shares of the Company. The initial option grant will be automatically granted, without further action, on the date on which the director’s service as a director begins and will vest as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly instalments thereafter, subject to the applicable director’s continued service through the vesting date.
Each independent director who is elected or appointed as a director at least a full fiscal quarter prior to an Annual General Meeting of Shareholders (the “Annual Meeting”) and whose service as a director will continue after such Annual Meeting is entitled to receive an additional annual grant of an option to purchase 22,500 common shares of the Company on the date of the Annual Meeting. The annual option grant will be automatically granted, without further action, on the date of the applicable Annual Meeting and will vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the date immediately prior to the date of the Annual Meeting for the year following the year in which the grant is made, subject in each case to continued service through the vesting date.

Option grants (i) have an exercise price equal to the closing price of common shares of the Company on the New York Stock Exchange on the grant date; (ii) are subject to the applicable independent director’s continued service through the vesting date; (iii) expire on the ten-year anniversary of the grant date; and (iv) are subject to all applicable terms of the 2016 Equity Incentive Plan of the Company and applicable equity award agreements thereunder.
Effectiveness, Amendment, Modification and Termination
This Policy may be amended, modified or terminated by the Compensation Committee or the Board in the future at its sole discretion.
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